Exhibit 5.1

THOMPSON & KNIGHT LLP

ATTORNEYS AND COUNSELORS 811 MAIN STREET SUITE 2500 HOUSTON, TX 77002-6129 713.654.8111 FAX 713.654.1871 www.tklaw.com	AUSTIN DALLAS FORT WORTH HOUSTON NEW YORK ALGIERS LONDON MÉXICO CITY MONTERREY

December 18, 2019

Mitcham Industries, Inc.

2002 Timberloch Place, Suite 400

The Woodlands, Texas

Re:	9.00% Series A Cumulative Preferred Stock, par value $1.00 per share

Ladies and Gentlemen:

We have acted as special counsel for Mitcham Industries, Inc., a Texas corporation (the “Company”), with respect to the preparation of a Prospectus Supplement dated December 18, 2019 (the “Prospectus Supplement”), to the Registration Statement on Form S-3 (File No. 333-233984) filed with the Securities and Exchange Commission (the “Commission”) on September 27, 2019 and declared effective on October 3, 2019 (including any amendment thereto (including post-effective amendments), any document incorporated by reference therein and all information included therein under Rule 430A, 430B or 430C under the Securities Act of 1933, as amended (the “Securities Act”), the “Registration Statement”), relating to the issuance and sale by the Company through Ladenburg Thalmann & Co. Inc., (the “Agent”), of up to 66,436 shares of 9.00% Series A Cumulative Preferred Stock, par value $1.00 per share of the Company (the “Shares”) pursuant to the Amended and Restated Equity Distribution Agreement dated December 18, 2019 by and between the Company and the Agent (the “Equity Distribution Agreement”).

In connection with the opinions expressed herein, we have examined original counterparts or copies of original counterparts of the following documents:

(i)

originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Articles of Incorporation, the Company’s Third Amended and Restated Bylaws, the Certificate of Designations, Preferences and Rights of 9.00% Series A Cumulative Preferred Stock (the “Certificate of Designations”), the Certificate of Amendment to the Certificate of Designations, and the Certificate of Second Amendment to the Certificate of Designations;

(ii)	the Registration Statement; and

(iii)	the Prospectus Supplement.

We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.

In connection with the opinion expressed below, we have assumed:

(i)	the genuineness of all signatures;

Mitcham Industries, Inc.

December 18, 2019

(ii)	the authenticity of the originals of the documents submitted to us;

(iii)	the conformity to authentic originals of any documents submitted to us as copies;

(iv)	as to matters of fact, the truthfulness of the representations and statements made in certificates of public officials and officers or other representatives of the Company;

(v)	the Prospectus Supplement, and any other subsequent amendments thereto (including all necessary additional post-effective amendments), shall have become effective under the Securities Act; and

(vi)	the Shares shall have been sold in the manner stated in the Prospectus Supplement.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing and subject to the qualifications and limitations herein set forth herein, we are of the opinion that the Shares when issued and delivered on behalf of the Company against payment therefor as provided in the Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

Our opinion set forth above is limited to the Texas Business Organizations Code (including all applicable provisions of the constitution of such jurisdiction and reported judicial decisions interpreting such law), and we do not express any opinion herein concerning any other laws.

This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinion expressed herein is rendered and speaks only as of the date hereof and we specifically disclaim any responsibility to update such opinion subsequent to the date hereof or to advise you of subsequent developments affecting such opinion.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Prospectus Supplement. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully yours,

/s/ Thompson & Knight LLP

RHS

SWG

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